PROSPECTUS SUPPLEMENT                        FILED PURSUANT TO 424(b)(3) and (c)
(TO PROSPECTUS DATED SEPTEMBER 21, 2001)              REGISTRATION No. 333-68556


                             COR THERAPEUTICS, INC.

 $300,000,000 Principal Amount 4.50% Convertible Senior Notes due June 15, 2006 and Shares of Common Stock Issuable upon Conversion of the Notes

                                ----------------

     This prospectus supplement should be read in conjunction with the prospectus dated September 21, 2001, which is to be delivered with the prospectus supplement.

     See "Risk Factors" beginning on page 6 of the prospectus to read about factors you should consider before purchasing the notes or our common stock.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

     The table, including related notes, appearing in the prospectus under the heading "Selling Security Holders" is superceded by the following table, including related notes:

                                                                                                                     Common Stock
                                                    Principal Amount of Notes   Shares of Common                      Owned After
                                                     Beneficially Owned an    Stock Beneficially     Common Stock    Completion of
Name                                                      Offered(1)               Owned(2)            Offered         Offering(3)
------------------------------------------------------------------------------------------------------------------------------------
AIG/National Union Fire Insurance                             500,000              12,469             12,469                 0
Alexandra Global Investment Fund 1, Ltd.                    3,000,000             252,449(7)          74,816           177,633
Allstate Corporation                                        2,250,000(4)          107,378(5)          56,112            51,266(6)
Alta Partners Holdings, LDC                                 3,010,000              75,066             75,066                 0
American Samoa Government                                     102,000               2,543              2,543                 0
AmerUs Group Pension Plan                                   1,000,000              24,938             24,938                 0
Argent Classic Convertible Arbitrage Fund (Bermuda)           500,000             130,891(7)          12,469           118,422
Ltd.
Argent LowLev Convertible Arbitrage Fund LLC                  500,000              12,469             12,469                 0
BP Amoco Plc. Master Trust                                  1,535,000              38,281             38,281                 0
Canyon Capital Arbitrage Master Hedge Fund, Ltd.            3,000,000              74,816             74,816                 0
Canyon Mac 18 (RMF)                                           700,000              17,457             17,457                 0
Canyon Value Realization Fund (Cayman), Ltd.                7,700,000             192,029            192,029                 0
Chrysler Corporation Master Retirement Trust                2,325,000             100,910(7)          57,982            42,928
Citicorp Life Insurance Company                                18,000                 448                448                 0
Clinton Multistrategy Master Fund, Ltd.                     4,250,000             105,990            129,682                 0
Clinton Riverside Convertible Portfolio Limited             5,250,000             129,682            129,682                 0
Consulting Group Capital Markets Funds                        200,000               4,987              4,987                 0
Convertible Securities Fund                                   150,000               3,740              3,740                 0
Credit Suisse First Boston Corporation (8)                  5,250,000             500,999(7)         130,929           370,070
Delta Air Lines Master Trust (c/o Oaktree Capital           1,125,000              28,944(7)          28,056               888
Management, LLC)
Delta Pilots D & S Trust (c/o Oaktree Capital                 585,000              14,589             14,589                 0
Management, LLC)
Deutsche Banc Alex Brown Inc.                              20,750,000             893,887(7)         517,482           376,405
Estate of James Campbell                                      216,000              10,330(7)           5,386             4,944
Fidelity Financial Trust: Fidelity Convertible              4,000,000              99,755             99,755                 0
Securities Fund
Franklin and Marshall College                                  95,000               2,369              2,369                 0
Harris Insight Convertible Securities Fund                    600,000              14,963             14,963                 0
Hotel Union & Hotel Industry of Hawaii                        515,000              12,843             12,843                 0
James Campbell Corporation                                    286,000               7,132              7,132                 0
Jefferies & Company, Inc.                                   1,012,000              25,238             25,238                 0
JMG Triton Offshore Fd Ltd.                                 5,000,000             139,496(7)         124,694            14,802
KBC Financial Products (Cayman Islands) Limited             7,500,000             187,041            187,041                 0


                                       1.

                                                                                                                     Common Stock
                                                    Principal Amount of Notes   Shares of Common                      Owned After
                                                     Beneficially Owned an    Stock Beneficially     Common Stock    Completion of
Name                                                      Offered(1)               Owned(2)            Offered         Offering(3)
------------------------------------------------------------------------------------------------------------------------------------
Lincoln National Global Asset Allocation Fund, Inc.            40,000                 997                997                 0
Morgan Stanley & Co                                         5,000,000             124,694            124,694                 0
Motion Picture Industry Health Plan--Active Member            275,000              10,854(7)           6,858             3,996
Fund
Motion Picture Industry Health Plan--Retiree Member            70,000               3,373(7)           1,745             1,628
Fund
Museum of Fine Arts, Boston                                    10,000                 545(7)             249               296
Nations Convertible Securities Fund                         5,850,000             145,892            145,892                 0
OCM Convertible Trust                                         490,000              38,420(7)          12,220            26,200
Onyx Fund Holdings, Ldc                                     5,700,000             142,151            142,151                 0
Parker-Hannifin Corporation                                   160,000               5,026(7)           3,990             1,036
Partner Reinsurance Company                                   470,000              18,234(7)          11,721             6,513
Penn Treaty Network America Insurance Company                  95,000               2,369              2,369                 0
Pioneer  High Yield Portfolio                               6,800,000             169,584            169,584                 0
Pioneer High Yield VCT Portfolio                              200,000               4,987              4,987                 0
Primerica Life Insurance Company                              328,000               8,179              8,179                 0
Putnam Asset Allocation Funds--Balanced Portfolio              680,000              21,073(7)          16,958             4,115
Putnam Asset Allocation Funds--Conservative Portfolio          530,000              15,851(7)          13,217             2,634
Putnam Convertible Income--Growth Fund                       5,110,000             187,358(7)         127,437            59,921
Putnam Convertible Opportunities and Income Trust.            180,000               6,235(7)           4,489             1,746
Putnam Variable Trust-Putnam VT Global Asset                  180,000               4,489              4,489                 0
Allocation Fund
Robertson Stephens(9)                                       3,350,000             172,361(7)          83,545            88,816
Sagamore Hill Hub Fund Ltd.                                10,000,000             249,389            249,389                 0
Sage Capital                                                  100,000              72,066(7)           2,493            69,573
Salomon Brothers Asset Management, Inc.                    13,500,000             336,675            336,675                 0
SG Cowen Securities                                        10,000,000             249,389            249,389                 0
Shephard Investments International, Ltd                     4,000,000             378,521(7)          99,755           278,766
Stark International                                         6,000,000             253,252(7)         149,633           103,619
Starvest Combined Portfolio                                   640,000              15,960             15,960                 0
State Employees' Retirement Fund of the State of            1,215,000              47,323(7)          30,300            17,023
Delaware
State of Connecticut Combined Investment Funds              2,590,000             101,005(7)          64,591            36,414
The Travelers Indemnity Company                             1,239,000              30,899             30,899                 0
The Travelers Insurance Company--Life                          579,000              14,439             14,439                 0
The Travelers Insurance Company--Separate Account TLAC          41,000               1,022              1,022                 0
The Travelers Life and Annuity Company                         45,000               1,122              1,122                 0
The Travelers Series Trust Convertible Bond Portfolio         250,000               6,234              6,234                 0
The Value Realization Fund, L.P.                            4,000,000              99,755             99,755                 0
TQA Master Fund, Ltd.                                       3,950,000             225,071(7)          98,508           126,563
TQA Master Plus Fund, Ltd                                   2,500,000              91,952(7)          62,347            29,605
Tribeca Investment L.L.C.                                   1,500,000              37,408             37,408                 0
UBS O'Connor LLC, F/B/O UBS Global Equity Arbitrage         1,910,000              47,633             47,633                 0
Master Ltd.
Vanguard Convertible Securities Fund, Inc.                  3,875,000             138,677(7)          96,638            42,039
Victory Capital Management as Agent for the Victory           250,000               6,234              6,234                 0
Convertible Securities Fund
ZCM Asset Holding Company                                     250,000               9,194(7)           6,234             2,960
Zurich Institutional Benchmarks Master Fund Limited           334,000               8,329              8,329                 0

(1) Consists solely of principal amount of the 4.50% Convertible Senior Notes being offered hereby.

(2) Unless otherwise noted, represents shares of common stock issuable upon conversion of the 4.50% Convertible Senior Notes.

(3) Unless otherwise noted, represents shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes.

(4) Consists of $1,800,000 principal amount of the 4.50% Convertible Senior Notes held by Allstate Insurance Company and $450,000 principal amount of the 4.50% Convertible Senior Notes held by Allstate Life Insurance Company.



                                       2.

(5) Consists of 44,890 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes held by Allstate Insurance Company; 11,222 shares of common stock issuable upon conversion of our 4.50% Convertible Senior Notes held by Allstate Life Insurance Company; 15,394 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes held by Allstate Insurance Company; 2,072 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes held by Allstate Life Insurance Company; 20,100 shares of common stock held by Allstate Insurance Company; 1,000 shares of common stock held by Allstate Life Insurance Company; 3,500 shares of common stock held by Agents Pension Plan; 8,300 shares of common stock held by Allstate Retirement Plan; and 900 shares of common stock held by Allstate New Jersey Insurance Company.

(6) Consists of 15,394 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes held by Allstate Insurance Company; 2,072 shares of common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes held by Allstate Life Insurance Company; 20,100 shares of common stock held by Allstate Insurance Company; 1,000 shares of common stock held by Allstate Life Insurance Company; 3,500 shares of common stock held by Agents Pension Plan; 8,300 shares of common stock held by Allstate Retirement Plan; and 900 shares of common stock held by Allstate New Jersey Insurance Company.

(7) Includes common stock issuable upon conversion of our 5.00% Convertible Subordinated Notes.

(8) Credit Suisse First Boston Corporation was an initial purchaser of the Notes from us. Credit Suisse First Boston Corporation purchased the notes listed on this table for its own account and not for purposes of distribution.

(9) Robertson Stephens was an initial purchaser of the Notes from us. Robertson Stephens purchased the notes listed on this table for its own account and not for purposes of distribution.

          The date of this Prospectus Supplement is December 21, 2001.




                                       3.